Exhibit 99.1

ADHEREX ANNOUNCES A NEW CORPORATE DIRECTION FOR THE COMPANY

Research Triangle Park, NC, July 7, 2009 - - Adherex Technologies Inc. (TSX:AHX) announced today, the Company has decided to focus its remaining resources on the development of eniluracil. This decision was reached after careful evaluation of the existing portfolio. The new clinical plan will be led by Dr. Thomas Spector, the principal inventor of the eniluracil / 5-fluorouracil cancer treatment while working at Burroughs Wellcome Laboratories 20 years ago. Consistent with this new direction the company is announcing the following management and Board of Directors changes:

Mr. Robert Butts, a principal of Southpoint Capital, LP, which is the company largest shareholder, was appointed as the new Chairman of the Board. Mr. Butts commented, “The Board and management are enthusiastic about the new focus of the company and the potential market opportunity for eniluracil.”

Mr. Rosty Raykov, an existing shareholder, was appointed as the new Chief Executive Officer and member of the Board. Mr. Raykov is also a General Partner at DCML, a private investment partnership. Prior to joining DCML, Mr. Raykov was a General Partner of Alchem Investment Partners (2006-2007), an event driven hedge fund. Prior to founding Alchem, Mr. Raykov was a portfolio manager and securities analyst for John A. Levin & Co. Event Driven Fund (2002-2005). Prior to joining John A. Levin & Co., Mr. Raykov was a securities analyst for the Merger Fund at Tiedemann Investment Group (1999-2002) and an investment banking analyst at Bear Stearns (1998-1999). Mr. Raykov earned a B.S. in Business Administration from the University of North Carolina at Chapel Hill.

Mr. Raykov commented, “I am elated that after 15 years, the future development of eniluracil will once again be overseen by Dr. Spector.”

Mr. Robert Andrade, an existing shareholder, was appointed as a Vice President and member of the Board. Mr. Andrade is a General Partner at DCML, a private investment partnership. Prior to joining DCML, Mr. Andrade was a portfolio manager and securities analyst for Millennium Partners L.P. (2006-2007). Prior to joining Millennium Partners L.P., Mr. Andrade was a securities analyst for the Event Driven Fund at Caxton Associates LLC (2003-2005). Prior to Caxton Associates LLC, Mr. Andrade was a private equity associate at Trimaran Capital Partners (2000-2003) and an investment banking analyst at Bear Stearns (1997-1999). Mr. Andrade earned a M.A. and B.A. in Economics from the University of Southern California.

Dr. Thomas Spector was appointed as the new Chief Scientific Officer. He is President of Spector Consulting Services. Dr. Spector is the principal inventor of the eniluracil / 5-fluorouracil treatment. In 2004, Dr. Spector discovered why the dosing regimen in Glaxo’s Phase III clinical trial was not optimal. Dr. Spector has authored and co-authored many scientific articles on eniluracil / 5-fluorouracil. He has over 35 years experience in drug discovery and development and was The International Vice President of Cancer Research at GlaxoWellcome (now GSK). Dr. Spector received a Ph.D. in Pharmacology from Yale University.

Dr. Spector commented, “I am excited to be working with the new team to advance the development of eniluracil / 5-fluorouracil. When administered correctly, this therapy has potential to bring significant benefit to cancer patients.”

Dr. William Peters has resigned as Chairman of the Board and as Chief Executive Officer. In addition to Dr. Peters, the following Board members’ resignations have been accepted by the company: Dr. Robin Norris, Dr. Fred Mermelstein, Dr. Donald Kufe, Mr. Michael Martin, and Dr. Peter Morand. The company would like to thank these individuals for their years of contribution and service.

The new Board of Directors will consist of the following members: continuing directors, Mr. Robert Butts, Dr. Arthur Porter, Mr. Claudio Bussandri, and Mr. William Breen, new directors, Mr. Robert Andrade and Mr. Rosty Raykov.

With the exception of Dr. Peters’ resignation and the additions of Messrs. Raykov and Andrade, and Dr. Spector, the management team remains unchanged at this time.

About Adherex Technologies

Adherex Technologies Inc. is a biopharmaceutical company focused on the development of eniluracil and 5-fluorouaricil. For more information, please call Rosty Raykov at 919-536-3105.

This press release contains forward-looking statements that involve significant risks and uncertainties. Actual results might differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, those regarding our development plans and the expected funding or other transactions, timing and results of our development as well as our efforts to pursue strategic alternatives. We can provide no assurance that development will proceed as currently anticipated, that previous results will be predictive of future outcomes, that the expected funding, timing or results of our development will be realized, or that we will be able to form strategic collaborations or partnerships with other companies. We are subject to various risks, including our near term need for additional capital to fund our operations, risks associated with transition of management, current and anticipated conditions in the economy and financial markets, our history of losses, our ability to continue to meet the listing requirements of the TSX, the uncertainties of clinical trials, drug development and regulatory review, the early stage of our product candidates, our reliance on collaborative partners, and other risks inherent to the biopharmaceutical industry. For a more detailed discussion of related risk factors, please refer to our public filings available at www.sedar.com and www.sec.gov.